Exhibit 10.10

August 12, 2005

Renegade Exploration Inc.

c/o Boies Hall

2395 Firewide Circle

Reno, NV 89509

Dear Mr. Hall,

On September 2, 2004, Renegade Exploration, Inc. (hereinafter referred to as “Owner”) and Timberline Resources Corporation (hereinafter referred to as “TRC”)  entered into a Letter of Intent (hereinafter “LOI”) regarding Renegade’s “S” group of unpatented mining claims located in Esmeralda County, Nevada.  In September of 2004, Owner  and TRC agreed that the LOI would be contingent on the acquisition by TRC of the Sanger Mine claims held by R. Moody.  The Moody claims have not yet been acquired, and the terms of the original LOI have not been fulfilled.

Owner and TRC agree that this letter will serve to amend and restate the terms of the original LOI dated September 2, 2004.

Now, therefore, this letter dated August 12, 2005 is intended to set forth our basic understanding whereby Renegade Exploration Inc.  (as "Owner”) agrees to grant TIMBERLINE RESOURCES CORPORATION, an Idaho Corporation, (“TRC”) the exclusive right of ingress and egress to prospect, explore and mine for mineral deposits upon or within the unpatented lode mining claims known as the S 1-8 and S 11, BLM Serial Numbers NMC 868919 -868927, located in portions of Sections 25 and 36, Township 2 South, Range 37 East, Mount Diablo Meridian, in Esmeralda County, Nevada.   The unpatented mining claims comprising the S claim group will hereinafter be referred to as the "Property" or the “claims.”

The term of the original Letter of Intent  became effective as of May 15, 2004.  Owner and TRC now wish to extend the term of this amended LOI dated August 12, 2005, for a period of one year, until August 12, 2006, or until this Letter of Intent is superseded by a Mineral Lease Agreement incorporating the terms described herein.

"Explore" or "Prospect" shall have reference to entering and conducting all means and methods of search above and below the surface, with or without machinery and equipment, including, but without being limited to:

Letter of Intent with Renegade Exploration Inc.

a)  conducting geologic, geophysical, geochemical, and other exploration studies and tests;

b)  drilling test holes;

c)  constructing roads reasonably required for ingress, egress, access to work and campsites, and communication;

d) extracting and removing samples in non-commercial quantities for the purpose of   collecting information and making analyses and tests.

In consideration of the exclusive prospecting privilege granted by the LOI of September 2, 2004, TRC has  reimbursed Owner for all filing and maintenance fees due to the Bureau of Land Management or other government bodies in order to acquire and hold the claims.  TRC will reimburse Owner for all maintenance and filing fees required to hold the claims during assessment year ending August 31, 2005, and every year thereafter during continuance of the formal Agreement.

TRC may at any time terminate this Letter of Intent by giving written notice to Owner, and thereupon TRC shall be released from all further obligations and liabilities.   Owner and TRC agree that the following terms and conditions shall be incorporated into a formal Mineral Lease Agreement to be executed by Owner and TRC after the acquisition of the Sanger Mine unpatented claims by TRC:

1.

The Agreement shall become effective on execution by all parties, unless this Letter of Intent is sooner cancelled by TRC as hereinafter provided.

2.

Owner shall grant to TRC the exclusive right of ingress and egress to prospect, explore, and mine for mineral deposits contained upon or within the Property for a period of twenty (20) years, renewable at TRC’s option for an additional twenty (20) years, or for as long as TRC explores or mines the Property for minerals or ore deposits, whichever is longer, unless sooner terminated by TRC.

3.

TRC agrees to pay to Owner initial compensation of $1,000.00 on the execution date of this LOI, and  the following sums, payable on the dates specified, during continuance of the formal Mineral Lease Agreement:

On signing of Mineral Lease

$  5,000

1st anniversary of Mineral Lease

$  5,000

2nd anniversary of Mineral Lease

$10,000

3rd anniversary and

annually thereafter

$25,000

Letter of Intent with Renegade Exploration Inc.

TRC further agrees to issue to Owner a total of 10,000 shares of TRC common stock upon signing of the formal Mineral Lease Agreement and an additional 10,000 shares on the one year anniversary of the Mineral Lease. The stock certificates issued will carry a legend indicating that the shares have not been registered under the Securities Act of 1933 and are restricted securities.  Such securities require a one-year holding period before they can be offered for sale.

4.

TRC agrees to pay Owner one percent (1%) of the Net Smelter Returns (gold equivalent) (hereinafter designated as “NSR”) upon all minerals mined and removed from the claims.

The term "Net Smelter Returns" (NSR) as used herein shall mean the net sales proceeds received by TRC less (i) the actual costs of freighting or transporting said ores, metals, minerals, and concentrates to the point or points of sale, unless already deducted by the purchaser, (ii) all mill or smelter processing, sampling, assaying, and weighing charges, unless already deducted by the purchaser, and (iii) all gross production taxes, severance taxes, and similar taxes on or measured by production, together with sales taxes borne by TRC, but without any other deductions whatever.  In the event such smelter or other processor is owned or controlled by TRC or any of its affiliates, the Net Smelter Return shall be computed in accordance with usual custom smelting or processing practices the same as if such smelting or other processing were for a third party.

Owner further agrees to grant TRC the option, which may be exercised at any time, for TRC to acquire the one per cent (1%) Net Smelter Return royalty  interest of Owner for a cash payment of Five Hundred Thousand Dollars ($500,000.00).

5.

TRC agrees to pay all annual fees required to maintain the claims to the Bureau of Land Management prior to July 1 of each lease year, and to provide Owner evidence of such payment.  In the event TRC elects to drop any of  the claims, TRC agrees to notify Owner prior to July 1, and to execute quit claim deeds or other documents necessary to convey all interest in the claims back to Owner.

6.

TRC agrees to furnish Owner all geologic data generated from TRC's activity on the claims.

7.

TRC and Owner agree that an Area of Interest will be established around each claim group.  The Area of Interest shall be defined as that area within one mile of the exterior boundaries of each claim group, but will exclude

Letter of Intent with Renegade Exploration Inc.

any existing claims held by third parties on the date of this Letter of Intent.  Any unpatented mining claims staked by TRC within the Area of Interest shall be included in and subject to the formal Mineral Lease Agreement.  If the event that TRC elects to abandon any newly staked claims within the Area of Interest, TRC agrees to quitclaim such claims to Owner.

8.

TRC agrees to perform all work, filings, and payments required to maintain the claims pursuant to Federal, State, or County laws or regulations during the term of the Agreement.

9.

TRC agrees to indemnify and hold Owner harmless from TRC's operations on the claims.

10.

The formal Agreement shall include a standard force majeure clause and a standard representation of title clause.

11.

It is understood that TRC may, at any time, terminate the Agreement by giving written notice to Owner, and thereupon TRC shall be released from all further obligations and liabilities.

If the foregoing meets with your approval, please execute and return the duplicate original of this letter.